Exhibit 99.1
NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick	Catherine E. Lawler
Executive Vice President	Investor Relations
(847) 382-1000	(847) 671-1177

CTI Industries Corporation Reports
First Quarter 2009 Financial Results

FOR IMMEDIATE RELEASE
Thursday, May 14, 2009

BARRINGTON, IL, May 14, 2009 -- CTI Industries Corporation (NASDAQ Capital Market), a manufacturer and marketer of flexible packaging and storage products, laminated films and novelty balloons, today announced its results of operations for the first quarter of 2009.

Consolidated net sales for the first quarter of 2009 were $9,603,000 compared to consolidated net sales of $10,735,000 for the first quarter of 2008, representing a decrease of 10.5%.  The Company earned net income of $93,000 or $0.03 per share (basic and diluted) for the first quarter of 2009 compared to net income of $279,000 or $0.10 per share (basic and diluted) for the first quarter of 2008.

Key Factors and Trends

Novelty product revenues were up 7.9%, from $6,101,000 in the first quarter of 2008 to $6,580,000 in the first quarter of 2009.  Sales of pouch products were down 59.7% from $2,447,000 in the first quarter 2008 to $986,000 in the first quarter 2009.  Most of this decrease is attributable to lower sales of vacuum pouch products to a principal customer. Sales of laminated films showed a modest decline from $1,943,000 in the first quarter of 2008 to $1,876,000 in the first quarter of 2009.

Gross profit declined from $2,332,000 in the first quarter of 2008 to $2,067,000 in the first quarter of 2009.  Gross margins rates remained essentially constant.

Operating expenses were down slightly in the first quarter 2009, compared to the first quarter of 2008, by about $87,000 but increased as a percentage of sales from 15.8% in 2008 to 16.7% in 2009.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.  These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions.  Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission.  More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW –

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31, 2009	December 31, 2008
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$244,132	$180,578
Accounts receivable, net	6,491,221	5,821,593
Inventories, net	10,267,516	10,504,769
Other current assets	1,326,691	1,181,097
Total current assets	18,329,560	17,688,037

Property, plant and equipment, net	10,284,662	10,575,982
Other assets	1,663,971	1,724,172

Total Assets	$30,278,193	$29,988,191

Liabilities & Equity
Total current liabilities	$16,735,655	$16,222,180
Long term debt, less current maturities	5,816,509	6,018,655
Stockholders' equity	7,712,039	7,734,600
Noncontrolling interest	13,990	12,756

Total Liabilities & Equity	$30,278,193	$29,988,191

Consolidated Statements of Operations

	Three Months Ended March 31
	2009	2008
	(Unaudited)	(Unaudited)

Net sales	$9,603,422	$10,734,701
Cost of sales	7,536,919	8,403,022

Gross profit	2,066,503	2,331,679

Operating expenses	1,604,755	1,691,974

Income from operations.	461,748	639,705

Other (expense) income:
Net Interest expense	(295,551)	(270,261)
Other	(21,598)	30,322

Income before income taxes and noncontrolling interest	144,599	399,766

Income tax expense	50,158	120,657

Income before noncontrolling interest	94,441	279,109

Noncontrolling interest income of subsidiary	1,234	288

Net income	$93,207	$278,821

Basic income per common and common equivalent shares	$0.03	$0.10

Diluted income per common and common equivalent shares	$0.03	$0.10

Weighted average number of shares and equivalent shares
of common stock outstanding:
Basic	2,808,720	2,662,267

Diluted	2,825,482	2,797,374